Exhibit 99.1

    RESOURCES GLOBAL PROFESSIONALS APPOINTS OPERATIONS EXECUTIVE TO BOARD
                   FORMER CENDANT CHIEF TO FILL BOARD SEAT

    COSTA MESA, Calif., Jan. 30 /PRNewswire-FirstCall/ -- Resources Global Professionals, an international professional services firm, today announced the appointment of Thomas D. Christopoul to its board of directors. Christopoul, 41, is currently president of Somerset Shore Associates, Inc., an independent investment company. He is the former chief executive officer and chairman of Cendant Corporation's Marketing Services Division.

    While at Cendant, Christopoul also held a number of senior positions, including the position of senior executive vice president and chief administrative officer. During his more than 10 years with Cendant, he led worldwide human resources and operations initiatives as well as overseeing a broad array of corporate staff functions on a global basis. As such, he is well positioned to help guide Resources Global Professionals as it continues to evolve as a global company.

    "We are honored to have an executive of Tom's stature joining our Board," said Don Murray, Resources Global Professionals chairman, president and CEO. "His knowledge of global corporate resourcing trends and needs will ensure we keep developing the innovative solutions our clients have come to count on."

    Christopoul's election to the Board and to Resources' Audit Committee coincides with the resignation of Gerald Rosenfeld from the Board. Rosenfeld, who served on the Board for nearly eight years, resigned effective January 26, 2006, to devote more time to his other professional and personal commitments.

    "Jerry's expert counsel and board leadership have helped propel our continued success and growth," said Murray. "We greatly appreciate all the contributions made during his eight-year tenure and wish him well in the future. Jerry will remain a good friend and counselor to our company."

    ABOUT RESOURCES GLOBAL PROFESSIONALS

    Resources Global Professionals, Inc. is an international professional services firm that provides accounting and finance, human capital, information management, supply chain management and internal audit/risk management, and legal services on a project basis. The Company was originated as part of Deloitte & Touche LLP in North America. Its legacy in Europe is from Ernst & Young and in Asia Pacific from Deloitte Touch Tohmatsu Australia and Deloitte Touch Tohmatsu Taiwan. Resources Global Professionals today is completely independent, autonomous and publicly traded on NASDAQ. In addition to its project professional services, Resources Global Professionals has established itself as a leading business services provider for companies seeking independent and cost effective assistance for meeting or complying with many of the complex business and regulatory issues in today's marketplace.

    Headquartered in Costa Mesa, California, the company operates from more than 60 domestic and international offices. The U.S. client portfolio boasts more than 30 of the Fortune 50 companies. The company was recently named to Forbes Best 200 Small Companies list for the fourth consecutive year. More information about the company is available at http://www.resourcesglobal.com.

SOURCE  Resources Global Professionals
    -0-                             01/30/2006
    /CONTACT:  Steve Giusto of Resources Global Professionals,
+1-714-430-6400/
    /Web site:  http://www.resourcesglobal.com /
    (RECN)